Exhibit 99.1

NEWS RELEASE
February 28, 2018

GULF ISLAND
REPORTS FOURTH QUARTER 2018 RESULTS

HOUSTON, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported a net loss of $4.7 million ($0.31 per share) on revenue of $60.2 million for the fourth quarter 2018, compared to a net loss of $24.3 million ($1.63 per share) on revenue of $37.3 million for the fourth quarter 2017. For the full year 2018, the Company reported a net loss of $20.4 million ($1.36 per share) on revenue of $221.2 million, compared to a net loss of $44.8 million ($3.02 per share) on revenue of $171.0 million for the full year 2017. The Company's cash and short-term investments totaled $79.2 million at December 31, 2018, compared to $54.5 million at September 30, 2018 and $9.0 million at December 31, 2017. Backlog at December 31, 2018 totaled $356.5 million, compared to $222.6 million at December 31, 2017.

"Results for the fourth quarter 2018 reflect the completion of the previously announced sale of our Texas North Yard and associated equipment, the recovery of a bad debt that was reserved during the third quarter 2018, increased backlog in our Fabrication Division and continued improvement in the utilization of all our facilities," said Kirk Meche, Gulf Island's President and Chief Executive Officer. "I am pleased with our recent successes to further strengthen our liquidity, including generating positive operating cash flows of $6.0 million over the last six months. Our balance sheet and liquidity provides us with a strong foundation for future growth. Unfortunately, the quarter was impacted by the partial under utilization of our facilities; however, we expect continuing improvement in utilization as our backlog ramps up in the coming quarters. In addition, we experienced forecast cost increases on our ten harbor tug projects of $5.8 million related to challenges encountered in the installation and testing of the piping systems on the projects. We delivered the first vessel in the fourth quarter 2018 and anticipate delivery of the second vessel in the first quarter 2019. Our forecasts for the remaining eight vessels reflect revised estimates based on actual results experienced on the first two vessels.”

Backlog (1)
The Company's backlog at December 31, 2018 of $356.5 million includes deliveries through 2021 and represents a 60% increase from December 31, 2017 backlog. Backlog by operating segment at December 31, 2018 was $281.5 million for Shipyard, $63.5 million for Fabrication, $11.0 million for Services and $0.4 million for EPC. Backlog excludes approximately $14.0 million for a new project award within our Fabrication Segment that was received subsequent to December 31, 2018. Backlog also excludes customer options on contracts of approximately $534.0 million within our Shipyard Segment, which include deliveries through 2025 should all options be exercised.
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(1)
Backlog includes future performance obligations at December 31, 2018 of $334.6 million, as defined by generally accepted accounting principles in the United States ("GAAP"), plus $21.9 million of backlog subject to a contract termination dispute with a customer to build two multi-purpose service vessels, that does not meet the criteria to be reported as future performance obligations under GAAP. Pending resolution of the dispute, the Company has ceased all work and the partially completed vessels and associated equipment and materials remain at its shipyard in Houma, Louisiana.

Cash and Liquidity
The Company's cash and short term investments at December 31, 2018 of $79.2 million represents an increase of $70.2 million from December 31, 2017. The Company ended the year with no debt and total working capital of $103.8 million, which includes $18.9 million of assets that are held for sale. At December 31, 2018, the Company's total available liquidity was as follows (in thousands):

Available Liquidity	Total
Cash and cash equivalents	$70,457
Short-term investments	8,720
Total cash, cash equivalents and short-term investments	79,177
Credit Agreement total capacity	40,000
Less: Outstanding letters of credit	(2,917)
Credit Agreement available capacity	37,083
Total available liquidity	$116,260

Results of Operations (1) (in thousands, except per share data)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2018 (2) (3)	2017	2018	2018	2017
Revenue	$60,231	$37,277	$49,712	$221,247	$171,022
Cost of revenue	64,195	63,191	52,924	228,443	213,947
Gross loss	(3,964)	(25,914)	(3,212)	(7,196)	(42,925)
General and administrative expense	1,543	4,860	7,672	19,015	17,800
Asset impairments and (gain) loss on assets held for sale, net	(1,168)	7,283	103	(6,850)	7,931
Other (income) expense, net	215	(6)	(243)	304	(46)
Operating loss	(4,554)	(38,051)	(10,744)	(19,665)	(68,610)
Interest income (expense), net	24	(99)	72	(142)	(349)
Loss before income taxes	(4,530)	(38,150)	(10,672)	(19,807)	(68,959)
Income tax (expense) benefit	(152)	13,871	(277)	(571)	24,193
Net loss	$(4,682)	$(24,279)	$(10,949)	$(20,378)	$(44,766)
Per share data:
Basic and diluted loss per share common share	$(0.31)	$(1.63)	$(0.73)	$(1.36)	$(3.02)
Cash dividends per common share	$—	$0.01	$—	$—	$0.04
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(1)	See also "Results of Operations by Operating Segment" below for operating results by division.

(2)	Fourth quarter 2018 includes charges of $5.8 million for our harbor tug projects.

(3)	Fourth quarter 2018 reflects a $2.8 million benefit from the recovery of a bad debt that was reserved in the third quarter 2018.

Condensed Cash Flow Information (in thousands)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2018	2017	2018	2018	2017
Net cash (used in) provided by operating activities	$(1,726)	$(9,826)	$7,761	$(20,392)	$(39,385)
Net cash provided by (used in) investing activities	$27,176	$1,260	$5,296	$82,718	$(1,135)
Net cash used in financing activities	$(13)	$(243)	$(41)	$(852)	$(1,664)

Condensed Balance Sheet Information (in thousands)

	December 31,
	2018	2017
Cash and cash equivalents	$70,457	$8,983
Short-term investments	8,720	—
Total current assets	159,955	179,164
Property, plant and equipment, net	79,930	88,899
Total assets	258,290	270,840
Total current liabilities	56,101	48,665
Total shareholders’ equity	201,100	219,493

Quarterly Conference Call
Gulf Island will hold a conference call on Friday, March 1, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at http://www.gulfisland.com. Participants may also join the conference call by calling 1.888.254.3590 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

About Gulf Island
Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy and shipping and marine transportation operations. The Company also provides project management for EPC projects along with installation, hookup, commissioning and repair and maintenance services. In addition, the Company performs civil, drainage and other work for state and local governments. The Company operates and manages its business through four operating divisions: Fabrication, Shipyard, Services and EPC, with its corporate headquarters located in Houston, Texas and fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana.

Company Information

Kirk J. Meche	Westley S. Stockton

Chief Executive Officer	Chief Financial Officer

713.714.6100	713.714.6100

CAUTIONARY STATEMENT
This Release contains forward-looking statements in which we discuss our potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.
We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, competition, consolidation of our customers, timing and award of new contracts, reliance on significant customers, financial ability and credit worthiness of our customers, nature of our contract terms, competitive pricing and cost overruns on our projects, adjustments to previously reported profits or losses under the percentage-of-completion method, weather conditions, changes in backlog estimates, suspension or termination of projects, ability to raise additional capital, ability to amend or obtain new debt financing or credit facilities on favorable terms, ability to remain in compliance with our covenants contained in our Credit Agreement, ability to generate sufficient cash flow, ability to sell certain assets, customer or subcontractor disputes, ability to resolve the dispute with a customer relating to the purported termination of contracts to build two MPSVs, operating dangers and limits on insurance coverage, barriers to entry into new lines of business, ability to employ skilled workers, loss of key personnel, performance of subcontractors and dependence on suppliers, changes in trade policies of the U.S. and other countries, compliance with regulatory and environmental laws, lack of navigability of canals and rivers, shutdowns of the U.S. government, systems and information technology interruption or failure and data security breaches, performance of partners in our joint ventures and other strategic alliances, progress of the SeaOne Project, and other factors described in Item 1A in our Annual Report on Form 10-K for the Year Ended December 31, 2017, as updated by subsequent filings with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Results of Operations by Operating Segment (in thousands, except percentages)

Fabrication Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$9,772	$15,363	$37,943	$57,880
Gross loss	(1,876)	(2,157)	(7,794)	(1,941)
Gross loss percentage	(19.2)%	(14.0)%	(20.5)%	(3.4)%
General and administrative expense (income)	(2,117)	984	3,134	3,416
Asset impairments and (gain) loss on assets held for sale, net	(2,214)	6,683	(7,896)	6,683
Other (income) expense net	207	(8)	(82)	(30)
Operating (loss) income	2,248	(9,816)	(2,950)	(12,010)

Shipyard Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$29,748	$900	$96,424	$52,699
Gross loss	(4,909)	(25,809)	(10,472)	(44,870)
Gross loss percentage	(16.5)%	(2,867.7)%	(10.9)%	(85.1)%
General and administrative expense	712	1,091	2,801	3,926
Asset impairments and (gain) loss on assets held for sale, net	964	600	964	1,248
Other (income) expense net	—	—	159	—
Operating loss	(6,585)	(27,500)	(14,396)	(50,044)

Services Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$21,538	$21,687	$88,230	$65,445
Gross profit	3,056	2,240	12,447	4,575
Gross profit percentage	14.2%	10.3%	14.1%	7.0%
General and administrative expense	821	693	3,022	2,701
Asset impairments and (gain) loss on assets held for sale, net	82	—	82	—
Other (income) expense net	8	—	(28)	—
Operating income	2,145	1,547	9,371	1,874

EPC Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$451	$198	$2,477	$198
Gross profit	(76)	41	(46)	41
Gross profit percentage	(16.9)%	n/a	(1.9)%	20.7%
General and administrative expense	412	—	1,817	—
Operating income (loss)	(488)	41	(1,863)	41

Corporate	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue (eliminations)	$(1,278)	$(871)	$(3,827)	$(5,200)
Gross loss	(159)	(229)	(1,331)	(730)
Gross loss percentage	n/a	n/a	n/a	n/a
General and administrative expense	1,715	2,092	8,241	7,757
Other (income) expense net	—	2	255	(16)
Operating loss	(1,874)	(2,323)	(9,827)	(8,471)